Exhibit 10.1

Annual Executive Incentive Plan

Eligibility

The Annual Executive Incentive Plan (the “Plan”) applies to the Chief Executive Officer and other executive officers selected by the Compensation and Benefits Committee (the “Compensation Committee”).

Purpose

The Board intends that payments under the Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Plan has been designed by the Compensation Committee to meet these criteria.

Performance Criteria

Performance criteria upon which payments under the Plan will be based shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company: earnings per share, stock price, shareholder return, return on investment, return on capital, earnings before interest, taxes, depreciation and amortization, gross or net profits, gross or net revenues, market share, sales, costs, client retention or attraction, or any combination of the foregoing. Maintaining the status quo or limiting economic losses can be appropriate goals.

In computing any of the foregoing, unless determined otherwise by the Compensation Committee in respect of any particular performance criteria no later than the time that such performance criteria is established, there shall be an adjustment to reflect, to the extent applicable, (i) the cumulative effects of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses and (iv) any other unusual or nonrecurring gains or losses that are separately identified in the Company’s financial statements, including merger-related charges.

Each year the Compensation Committee shall specify the performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a payment under the Plan to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance criteria are established, the Compensation Committee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which the participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

Amount of Payment

The Compensation Committee, based upon information to be supplied by management of the Company, will establish for each year, a target bonus amount and performance criteria for each eligible executive and communicate such amount and criteria in writing to such eligible executive prior to or within the first 90 days of the year for which such bonus may be paid. Bonuses will be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year; provided that the Compensation Committee may reduce the amount of any target bonus in its sole and absolute discretion. Notwithstanding any other provision of the Plan to the contrary, the maximum amount of any bonus award payable to any one executive under the Plan for any year shall be $2,000,000. The Black-Scholes method will be used in determining the value of any portion of an award paid in the form of stock options. As soon as practicable after the end of the applicable year, the Compensation Committee shall determine and certify the level of attainment of the performance criteria for each eligible executive and the bonus to be paid to each eligible executive.

Form and Timing of Payment

Awards may be paid in the form of cash, stock options or other awards authorized under the 1998 Long Term Incentive Plan, or a combination thereof. Awards shall be paid as soon as practicable following the end of the year, unless payment is deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company.

Administration

The Plan is administered by the Compensation Committee, which is composed solely of three or more independent directors who are not eligible to participate in the Plan.

Amendment

The Board may amend or terminate the Plan at any time. However, no amendment shall increase the maximum award to an eligible executive without the consent of shareholders.